SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 11, 2003 (August 29, 2003)

American Income Partners V-B Limited Partnership Liquidating Trust
(Exact name of registrant as specified in its charter)

Delaware      04-3061971
(State or other jurisdiction of                                                                         (IRS Employer incorporation or organization)
                                                                                                                                     Identification No.)

c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (781) 676-0009

N/A
(Former name or former address, if changed since last report.)

Item 5.     Other Events
On August 29, 2003, Wilmington Trust Company, not in its individual capacity, but solely as trustee (the "Trustee") of American Income Partners V-B Limited Partnership Liquidating Trust (the "Trust") sold an aggregate of 39,339 shares of Semele Group Inc. ("Semele") common stock (the "Shares") owned by the Trust for a price of $1.20 per share to a family corporation controlled by Gary D. Engle, Semele’s Chairman and Chief Executive Officer and a family corporation controlled by James A. Coyne, Semele’s President and Chief Operating Officer. The aggregate purchase price of $47,207 was paid in cash to the Trustee for the benefit of the Trust.

Pursuant to the terms of the settlement of the class and derivative action lawsuit entitled Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al. (the "Settlement Agreement"), Equis Financial Group Limited Partnership ("EFG") agreed to pay the difference between $5.00 per share and the average purchase price per share at which the Shares were sold. Accordingly, on August 29, 2003, EFG remitted an additional $3.80 per share, for an aggregate of $149,488, to the Trust in cash for the benefit of the Trust.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 11, 2003

American Income Partners V-B Limited Partnership Liquidating Trust

By: Equis Corporation, as Manager of the Trust, under a Liquidating Trust Agreement dated as of July 18, 2002, Wilmington Trust Company, as Trustee and not Individually

By: /s/ Wayne E. Engle
Wayne E. Engle
Vice President
(Duly Authorized Officer and Chief Financial Officer)